Exhibit 99.1

INSPIRED ENTERTAINMENT, INC. REPORTS STRONG THIRD QUARTER FY2018
RESULTS AND COMPLETION OF ITS DEBT REFINANCING

●	Revenue in the third quarter increased 14.3% as compared to the same quarter last year, principally driven by 37.7% growth in Server Based Gaming (“SBG”) service revenue.

●	Net loss narrowed significantly, from $8.3 million to $4.0 million, as Adjusted EBITDA[1] increased 60.8% from $9.7 million to $15.5 million.

●	Inspired successfully completed an approximately $150.0 million debt refinancing on its senior debt and extended maturity to 2023.[2]

●	The Company extended its key contracts with OPAP for video lottery terminals (“VLTs”) and Virtual Sports as well as its server based gaming agreement with Paddy Power.

New York, New York, August 13, 2018 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for its third quarter, ended June 30, 2018. As previously announced, management will host a conference call at 8:00 AM U.S. Eastern Time, Tuesday, August 14, 2018, to discuss the third quarter results and general business trends; access details are provided below.

“Our third quarter performance is a testament to the strength of our underlying core business and our ongoing strategy to diversify our revenue base not only across product and service areas but across geographies as well,” said Inspired Executive Chairman Lorne Weil. “With our third quarter Adjusted EBITDA growing 61% year over year to $15.5 million and our Adjusted EBITDA margins growing to 42% from 30%, our business is building as envisioned. Our products continue to deliver and gain traction while our margins are benefiting from scale.”

Mr. Weil continued, “We are very pleased with the additional machine installation and the launch of an additional Virtual Sports channel in Greece. We believe our strong performance in Greece is sparking interest in our innovative games and technology from operators around the world, further diversifying our geographic exposure. We expect this to bode well for our products in North America, where we will be launching Virtual Sports with the Pennsylvania Lottery later this week.”

1 Adjusted EBITDA is a non-GAAP financial measure. Our definition of the measure and its reconciliation to net loss are provided later in this release.

2 Inspired simultaneously executed a cross-currency swap that established an effective fixed rate funding cost. See Inspired’s Current Report on Form 8-K filed with the SEC in respect of the refinancing.

Summary of Consolidated Third Quarter 2018 Financial Results (unaudited)

					Constant
	Qtr Ended			Currency	Currency
	June 30		Change	Movement	Growth
	2018	2017	(%)	2018	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$36.9	$32.3	14.3%	$2.1	7.9%
Net Operating Gain (Loss)	$1.6	$(0.7)	NM [2]	$0.1	NM
Net (loss)	$(4.0)	$(8.3)	51.8%	$(0.2)	54.6%
Net (loss) per diluted share	$(0.19)	$(0.41)	53.7%
Non-GAAP Measures:
Adjusted EBITDA[1]	$15.5	$9.7	60.8%	$0.9	51.5%

1 Reconciliation to GAAP shown below.

2 Percentage change is not meaningful.

Third Quarter and Recent Highlights

Finance

●	Refinancing debt - Inspired announced today the completion of an approximately $150 million refinancing of its borrowing facilities, in a series of transactions, including (i) the sale of $140 million principal amount of five-year promissory notes with a LIBOR + 900 basis points interest rate and (ii) a £7.5 million revolving credit facility. A majority of the net proceeds are being used to prepay Inspired’s existing senior term and revolving credit facility and pay accrued and unpaid interest thereon plus any related premiums, fees and costs. In connection with the refinancing, the Company has entered into a three-year, fixed-rate, cross-currency swap. Details are provided in Inspired’s Current Report on Form 8-K filed with the SEC in respect of the refinancing.

“After the quarter end, we successfully refinanced our senior bank debt and extended our maturity at a lower cost,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “This should not only strengthen our balance sheet, it should also lower our cost of capital. Our net debt/Adjusted EBITDA ratio is now 2.5x trailing twelve-month Adjusted EBITDA, which we believe will allow us more flexibility to capitalize on meaningful opportunities to grow our business.”

Server Based Gaming

●	Multi-Year Contract Extension and Increased Terminal Order with OPAP – Inspired extended its agreement with Greek betting and lottery operator OPAP to supply VLTs while contracting for an additional 965 terminals, bringing OPAP’s total number of contracted machines to 8,360, with Inspired continuing to have the largest contracted estate in Greece. As of June 30, 2018, Inspired had installed approximately 4,800 terminals in Greece. The revenue per machine of our Greek terminals continued to be strong compared to other suppliers during the period.

●	Contract Extension with Paddy Power – The Company extended its agreement with Paddy Power for an additional two and a half years with no further capital expenditure.

●	Contract Extension and Increased Revenue Share with Sisal in Italy – Inspired agreed to a four-year contract extension with Sisal Group S.p.A., our largest customer in Italy. In addition to the continuation of hardware, platform and games supply, Inspired will provide service and parts, which comes with an increased revenue share.

●	Strong Growth in Italy Estate – Inspired has increased its Customer Gross Win per unit per day in Euros by 21.9% compared to the same period last year, principally driven by new content releases and improved account management.

Virtual Sports

●	Launching Pennsylvania Lottery later this week – The Pennsylvania Lottery has been marketing and educating Pennsylvania Lottery retailers and players about Inspired’s Virtual Sports products throughout Pennsylvania. The Lottery is planning to go live with Virtual Sports later this week. Scheduled events will be broadcast on lottery monitors via two dedicated channels, branded Xpress Car Racing™ and Xpress Football™ by the Pennsylvania Lottery.

●	Multi-Year Contract Extension and Additional New Virtual Sports Channel with OPAP – Inspired has extended its Virtual Sports agreement with OPAP and will be adding another Virtual Sports channel to launch Football Matchday™ before the end of 2018, alongside Rush Football 2™, which has been offered since April 2017.

●	Launch of New Virtual Sports Content with Sisal – Inspired’s Virtual Football Matchday™ is now live and featured on a dedicated channel across 480 of Sisal’s Italian retail estates. This launch makes Inspired the sole provider of Virtual Football content for the leading Italian operator.

●	Additional Virtual Sports Operators – Number of Virtual Sports operators increased to 95 live worldwide (as of June 30, 2018), up 15.9% from the same time last year.

●	New Mobile Operators Live – By the end of the period, Inspired’s Mobile RGS business was live with 25 customers, having launched Inspired content with 16 new mobile gaming customers since June 30, 2017.

Management Outlook and Commentary

Management expects Adjusted EBITDA to be at the lower end of previously communicated guidance, assuming a fourth quarter GBP:USD exchange rate average of GBP 1 = USD 1.31.

Overview of Third Quarter Results (as compared to third quarter of prior year)

Total revenue for the quarter ended June 30, 2018 increased by $4.6 million, or 14.3%, from the quarter ended June 30, 2017, to $36.9 million, on a reported basis. Favorable currency movements3 accounted for $2.1 million of the increase, with constant currency4 revenue increasing by $2.5 million, or 7.9%.

SBG revenue increased by $2.1 million, or 9.2%, on a constant currency basis, comprised of growth in service revenue of $5.4 million offset by lower hardware sales of $3.2 million.

SBG service revenue increased by $5.4 million, or 30.0%, on a constant currency basis, as a result of the continued rollout of terminals in Greece driving a $1.9 million increase, and software license sales of $3.4 million into Greece.

3 Currency movement is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for definition.

4 Adjusted to remove differences due to currency changes. See “Non-GAAP Financial Measures” below for definition.

SBG hardware revenue decreased by $3.2 million, on a constant currency basis, driven by lower hardware sales into Greece of $2.8 million and the Electronic Table Gaming (“ETG”) business of $0.3 million.

Virtual Sports revenue increased by $0.4 million, or 4.5%, on a constant currency basis, to $10.0 million, driven by new customer revenue from Inspired’s Mobile RGS product, as well as continued growth in Greece, Finland and Poland. Underlying Virtual Sports revenue increased by $1.0 million, or 12.8%, with Virtual Sports land-based and online customers accounting for $0.6 million of the increase and $0.4 million coming from Mobile RGS. Growth was negatively affected by $0.6 million due to a reduction in revenue from long-term Virtual Sports licenses that have now come to an end.

Cost of sales, excluding depreciation and amortization, which includes machine cost of sales, consumables, content royalties and connectivity costs, decreased from the quarter ended June 30, 2017 by $1.1 million, or 12.4%, on a reported basis, to $7.9 million. Of this decrease, $0.5 million arose from adverse currency movements. On a constant currency basis, cost of sales decreased by $1.6 million, or 17.4%.

Cost of service increased by $1.4 million, or 32.7%, on a constant currency basis, due to an increase in Greece SBG service costs of $1.1 million, driven by continued roll out, and additional costs to service UK SBG terminals of $0.1 million. The additional cost of supporting new recurring contracts for Virtual Sports amounted to $0.2 million of the increase.

Cost of hardware decreased by $2.9 million, or 59.9%, on a constant currency basis, due to lower nil margin hardware sales in Greece. Hardware sales are made at nil margin in certain circumstances in order to secure long-term revenue sharing contracts.

SG&A expenses increased by $1.5 million, or 10.6%, on a reported basis, to $15.2 million. Of this increase, $0.9 million arose from adverse currency movements. On a constant currency basis, SG&A expenses increased by $0.6 million, or 4.3%. $1.5 million of this adverse variance was due to restructuring costs relating to senior management changes announced in May 2018. This was partially offset by $0.9 million of staff-related cost savings.

Depreciation and amortization increased by $1.9 million, or 22.0%, on a reported basis, to $10.6 million. Of this increase, $0.6 million arose from adverse currency movements. On a constant currency basis, depreciation and amortization increased by $1.3 million, or 14.9%. This increase was driven by $0.6 million of additional amortization in connection with new platforms and games going live on SBG and $0.4 million from machine and machine-related depreciation. This is due to an increase from the continued rollout of machines in Greece ($0.5 million), partly offset by fully depreciated machines in Colombia ($0.1 million).

On a reported basis, our net operating result improved from a loss of $0.7 million in the 2017 period to a profit of $1.6 million in the 2018 period, of which $0.1 million arose from favorable currency movements. On a constant currency basis, net operating loss improved by $2.3 million, due to an increase in revenue and a decrease in cost of sales. This was partly offset by an increase in depreciation and amortization and SG&A.

Adjusted EBITDA, which the Company considers an important underlying business performance measure, increased by 60.8% year over year before adjusting for foreign currency impact. After adjusting for foreign currency impact, Adjusted EBITDA increased 51.5%. Adjusted EBITDA is a non-GAAP financial measure. Our definition of the measure and its reconciliation to net loss are provided later in this release.

Operating Segment Review

Server Based Gaming

Server Based Gaming Key Performance Indicators (KPIs)

(unaudited)	Three-Month Period Ended		Variance
	June 30,		2018 vs 2017
	2018	2017		%

End of period installed base (# of terminals)	32,579	28,011	4,568	16.3%
Average installed base (# of terminals)	32,107	27,569	4,538	16.5%
Customer Gross Win per unit per day (1)	£112.07	£118.13	£(6.05)	(5.1)%
Customer Net Win per unit per day (1)	£79.97	£85.13	£(5.15)	(6.1)%
Inspired Blended Participation Rate	6.0%	6.0%	(0.0)%

(1) Includes all SBG terminals in which we take a participation revenue share across all territories.

In the period ended June 30, 2018, SBG revenue increased $3.6 million, to $26.9 million, on a reported basis. Of this increase, $1.5 million arose from favorable currency movements. On a constant currency basis, SBG revenue increased by $2.1 million, or 9.2%.

SBG service revenue increased by $6.7 million, or 37.7%, on a reported basis. Of this increase, $1.4 million arose from favorable currency movements. On a constant currency basis, SBG service revenue increased by $5.4 million, or 30.0%, to $24.5 million, primarily due to the continued rollout of terminals into Greece. This rollout drove additional participation revenue of $1.8 million and other recurring revenue of $0.2 million. During the quarter, we also completed a software license sale into Greece, generating revenue of $3.4 million. SBG service revenue increased on a constant currency basis in Greece and Italy by $5.3 million and $0.2 million, respectively, due to the continued rollout in Greece and growth in Italy. This was partly offset by a decrease in service revenue in other jurisdictions of $0.2 million, due to the revised terms in Colombia following the sale of machines there in 2017.

UK LBO Customer Gross Win per unit per day declined by 0.6%. These decreases were offset by an increase in average live terminals of 988, resulting in UK LBO service revenue in line with the prior period.

SBG hardware revenue decreased by $3.1 million, or 56.3%, to $2.4 million, on a reported basis, including favorable currency movements of $0.1 million. On a constant currency basis, SBG hardware revenue decreased by $3.2 million, principally due to lower hardware sales in Greece (nil margin), the ETG business and Colombia of $2.8 million, $0.3 million and $0.1 million, respectively.

In the quarter ended June 30, 2018, SBG operating profit increased by $2.9 million, or 61.8%, to $7.6 million, on a reported basis, $0.4 million of which arose from favorable currency movements. On a constant currency basis, SBG operating profit increased by $2.5 million.

SBG cost of sales (excluding depreciation and amortization) decreased by $1.4 million, or 16.9%, to $6.7 million, on a reported basis, $0.4 million of which arose from adverse currency movements. On a constant currency basis, cost of sales decreased by $1.7 million. This was principally due to a decrease in hardware costs of $2.9 million due to lower hardware sales in Greece, the ETG business and Colombia. This was partly offset by an increase in service costs of $1.2 million, due to Greek SBG service costs of $1.1 million and additional UK machine consumable costs of $0.1 million.

SBG SG&A expenses increased by $0.1 million, or 2.8%, to $3.8 million, on a reported basis. $0.2 million arose from adverse currency movements, which resulted in a constant currency decrease of $0.3 million.

Virtual Sports

Virtual Sports Key Performance Indicators (KPIs)

(unaudited)	Three-Month Period ended		Variance
	June 30,		2018 vs 2017
Virtuals	2018	2017		%

End of Period # Live Customers	95	82	13	15.9%
Average # Live Customers	93	83	10	11.6%
Total revenue (£’000)	£7,339	£7,022	£317	4.5%
Total revenue (£’000) – Retail	£4,596	£4,555	£41	0.9%
Total revenue (£’000) – Interactive	£2,743	£2,467	£276	11.2%
Average revenue per customer per day (£)	£870	£930	£(59)	(6.4)%

Virtual Sports revenue increased $1.0 million, or 10.9%, to $10.0 million on a reported basis. Of this increase, $0.6 million arose from favorable currency movements. On a constant currency basis, Virtual Sports revenue increased by $0.4 million, or 4.5%.

This increase was principally the result of underlying revenue growth of $1.0 million, or 12.8%, with $0.6 million coming from Virtual Sports land-based and online customers driven by increases in Greece, the UK, Finland and Poland of $0.2 million, $0.2 million, $0.2 million and $0.1 million, respectively. The remaining $0.4 million increase from Mobile RGS was driven by further penetration into the mobile marketplace, where the number of our customers increased from nine to 25. These increases were partly offset by a $0.6 million reduction in revenue from long-term licenses that have now come to an end.

Virtual Sports operating profit increased by $0.3 million, or 6.1%, to $5.4 million, on a reported basis. Of this increase, $0.3 million is from favorable currency movement. On a constant currency basis, net operating profit was in line with the prior period.

Virtual Sports cost of service increased by $0.2 million, or 22.2%, to $1.3 million, on a reported basis. Of this increase, $0.1 million arose from adverse currency movements. On a constant currency basis, cost of service increased by $0.2 million due to additional costs of supplying new recurring contracts.

Virtual Sports SG&A expenses increased by $0.6 million, or 46.0%, to $1.8 million, on a reported basis. Of this increase, $0.1 million arose from adverse currency movements, resulting in a constant currency increase of $0.5 million. This was due to an increase in staff-related and technology costs resultant of increasing Virtual Sports deployments.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring and integration (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Constant Currency. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as constant currency, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for constant currency movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Constant Currency basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call at 8:00 AM U.S. Eastern Time, Tuesday, August 14, 2018, to discuss the Company’s full third quarter FY2018 results and general business trends. The dial-in number is 1-877-870-4263 for participants in the United States and 1-412-317-0790 for participants outside the United States. Participants should ask to be joined to the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call and until August 21, 2018 by calling 1-877-344-7529 for listeners in the United States, or 1-412-317-0088 for listeners outside the United States, via replay access code 10123045. A replay of the call will also be available on our website at www.inseinc.com on the Investors/Events and Presentations web page.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs approximately 800 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, which are available, free of charge, on the SEC’s website at www.sec.gov and on our site at www.inseinc.com.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 620-6737

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2018	September 30, 2017
	(Unaudited)
Assets
Current assets
Cash	$10,176	$20,028
Accounts receivable, net	17,756	20,469
Inventory, net	6,417	5,011
Prepaid expenses and other current assets	17,117	17,692
Total current assets	51,466	63,200

Property and equipment, net	46,445	43,485
Software development costs, net	45,690	46,433
Other acquired intangible assets subject to amortization, net	6,622	9,240
Goodwill	46,387	47,076
Other assets	10,028	9,589
Total assets	$206,638	$219,023

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$20,008	$20,407
Accrued expenses	12,660	18,119
Earnout liability	8,961	—
Corporate tax and other current taxes payable	2,056	3,134
Deferred revenue, current	11,021	7,209
Other current liabilities	3,904	4,420
Current portion of long-term debt	—	7,369
Current portion of capital lease obligations	523	562
Total current liabilities	59,133	61,220

Long-term debt	127,923	115,396
Capital lease obligations, net of current portion	133	532
Deferred revenue, net of current portion	22,678	20,144
Earnout liability, net of current portion	—	16,728
Derivative liability	—	964
Other long-term liabilities	1,760	6,368
Total liabilities	211,627	221,352

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at June 30, 2018 and September 30, 2017	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,860,591 shares and 20,402,602 shares issued and outstanding at June 30, 2018 and September 30, 2017, respectively	2	2
Additional paid in capital	326,967	323,429
Accumulated other comprehensive income	55,619	53,145
Accumulated deficit	(387,577)	(378,905)
Total stockholders’ deficit	(4,989)	(2,329)
Total liabilities and stockholders’ deficit	$206,638	$219,023

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017

Revenue:
Service	$34,536	$26,838	$98,136	$77,478
Hardware	2,390	5,473	7,630	9,930
Total revenue	36,926	32,311	105,766	87,408

Cost of sales, excluding depreciation and amortization:
Cost of service	(5,862)	(4,166)	(17,075)	(11,146)
Cost of hardware	(2,085)	(4,908)	(7,058)	(8,520)
Selling, general and administrative expenses	(15,245)	(13,786)	(47,241)	(41,922)
Stock-based compensation expense	(1,485)	(1,377)	(5,934)	(2,703)
Acquisition related transaction expenses	(14)	(74)	(816)	(11,346)
Depreciation and amortization	(10,616)	(8,705)	(31,296)	(23,877)
Net operating income (loss)	1,619	(705)	(3,654)	(12,106)

Other income (expense)
Interest income	36	8	167	20
Interest expense	(5,185)	(5,013)	(15,253)	(23,978)
Change in fair value of earnout liability	(644)	(2,384)	7,767	(3,262)
Change in fair value of derivative liability	—	(270)	1,872	(349)
Other finance income (costs)	194	(55)	584	(162)
Total other income (expense), net	(5,599)	(7,714)	(4,863)	(27,731)

Net loss before income taxes	(3,980)	(8,419)	(8,517)	(39,837)
Income tax benefit (expense)	(39)	86	(155)	3
Net loss	(4,019)	(8,333)	(8,672)	(39,834)

Other comprehensive income (loss):
Foreign currency translation (loss) gain	(188)	(569)	234	17,565
Actuarial gains (losses) on pension plan	2,984	(1,611)	2,240	(4,734)
Other comprehensive income/(loss)	2,796	(2,180)	2,474	12,831

Comprehensive loss	$(1,223)	$(10,513)	$(6,198)	$(27,003)

Net loss per common share – basic and diluted	$(0.19)	$(0.41)	$(0.42)	$(2.26)

Weighted average number of shares outstanding during the period – basic and diluted	20,860,591	20,378,002	20,718,682	17,607,808

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	deficit

Balance at October 1, 2017	20,402,602	$2	$323,429	$53,145	$(378,905)	$(2,329)
Foreign currency translation adjustments	—	—	—	234	—	234
Actuarial gains on pension plan	—	—	—	2,240	—	2,240
Shares issued on exercise of warrants	50	—	1	—	—	1
Shares issued upon net settlement of RSUs and RSAs	457,939	—	(1,043)	—	—	(1,043)
Stock-based compensation expense	—	—	3,214	—	—	3,214
Reclassification of RSUs from derivative liability due to stockholder approval of Second Incentive Plan	—	—	2,848	—	—	2,848
Reclassification of RSUs to derivative liability due to modification	—	—	(1,482)	—	—	(1,482)
Net loss	—	—	—	—	(8,672)	(8,672)
Balance at June 30, 2018	20,860,591	$2	$326,967	$55,619	$(387,577)	$(4,989)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(8,672)	$(39,834)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,296	23,877
Stock-based compensation expense	5,625	2,703
Change in fair value of derivative liability	(1,872)	349
Change in fair value of earnout liability	(7,767)	3,262
Non-cash interest expense relating to senior debt	5,824	—
Non-cash interest expense relating to PIK loan notes	—	9,762
Changes in assets and liabilities:
Accounts receivable	2,392	1,470
Inventory	(1,569)	3,029
Prepaid expenses and other assets	1,061	(3,976)
Corporate tax and other current taxes payable	(1,883)	(926)
Accounts payable	(4,126)	4,790
Other current liabilities	(69)	(11)
Deferred revenues and customer prepayment	6,807	2,931
Accrued expenses	(5,274)	(703)
Other long-term liabilities	(4,004)	(2,524)
Net cash provided by operating activities	17,769	4,199

Cash flows from investing activities:
Purchases of property and equipment	(14,914)	(12,761)
Purchases of capital software	(13,228)	(16,304)
Net cash used in investing activities	(28,142)	(29,065)

Cash flows from financing activities:
Proceeds from issuance of revolver and long-term debt	9,290	5,732
Cash received in connection with Merger	—	36,664
Proceeds from sale of common stock	—	1,645
Repayments of long-term debt	(7,713)	—
Repayments of finance leases	(438)	(91)
Net cash provided by financing activities	1,139	43,950

Effect of exchange rate changes on cash	(618)	2,130
Net (decrease) increase in cash	(9,852)	21,214
Cash, beginning of period	20,028	1,486
Cash, end of period	$10,176	$22,700

Supplemental cash flow disclosures
Cash paid during the period for interest	$12,483	$10,362
Cash paid during the period for income taxes	$7	$66

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital from net settlement of RSUs	$(1,043)	$—
Additional paid in capital reclassified to derivative liability	$(1,482)	$—
Additional paid in capital reclassified from derivative liability	$2,848	$—
Derivative liability reclassified to accrued expenses	$126	$—
Fair value adjustment of PIK shareholder loans	$—	$174,990
Property acquired through capital lease	$—	$1,208

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

 (Unaudited)

	For the Three-Month Period ended

	Unaudited June 30,	Unaudited June 30,
(In thousands)	2018	2017

Net loss	($4,019)	($8,333)

Items Relating to Legacy Activities:
Pension charges	135	177
Costs relating to former operations	3	—

Items outside the normal course of business:
Costs of group restructure	1,655	29
Transaction fees	14	73

Stock-based compensation expense	1,485	1,377

Depreciation and amortization	10,616	8,705
Total other expense, net	5,599	7,714
Income tax	39	(86)
Adjusted EBITDA	$15,526	$9,656

Adjusted EBITDA	£11,411	£7,531

Exchange Rate - $ to £	1.36	1.28

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

 (in thousands)

(Unaudited)

Three Months Ended June 30, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$24,549	$9,987	$—	$34,536
Hardware	2,390	—	—	2,390
Total revenue	26,939	9,987	—	36,926
Cost of sales, excluding depreciation and amortization:
Cost of service	(4,582)	(1,280)	—	(5,862)
Cost of hardware	(2,085)	—	—	(2,085)
Selling, general and administrative expenses	(3,802)	(1,784)	(9,659)	(15,245)
Stock-based compensation expense	(65)	(72)	(1,348)	(1,485)
Acquisition related transaction expenses	—	—	(14)	(14)
Depreciation and amortization	(8,829)	(1,456)	(331)	(10,616)
Segment operating income (loss)	7,576	5,395	(11,352)	1,619

Net operating gain				$1,619

Total assets at June 30, 2018	$117,022	$72,163	$17,453	$206,638

Total goodwill at June 30, 2018	$—	$46,387	$—	$46,387
Total capital expenditures for the three months ended June 30, 2018	$11,909	$2,175	$—	$14,084

Three Months Ended June 30, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$17,834	$9,004	$—	$26,838
Hardware	5,473	—	—	5,473
Total revenue	23,307	9,004	—	32,311
Cost of sales, excluding depreciation and amortization:
Cost of service	(3,119)	(1,047)	—	(4,166)
Cost of hardware	(4,908)	—	—	(4,908)
Selling, general and administrative expenses	(3,912)	(1,222)	(8,652)	(13,786)
Stock-based compensation expense	(65)	(79)	(1,233)	(1,377)
Acquisition related transaction expenses	—	—	(74)	(74)
Depreciation and amortization	(6,622)	(1,570)	(513)	(8,705)
Segment operating income (loss)	4,681	5,086	(10,472)	(705)

Net operating loss				$(705)

Total assets at September 30, 2017	$113,692	$75,975	$29,356	$219,023

Total goodwill at September 30, 2017	$—	$47,076	$—	$47,076
Total capital expenditures for the three months ended June 30, 2017	$7,558	$2,016	$415	$9,989